                                                                   Exhibit 23.1


                        INDEPENDENT ACCOUNTANTS' CONSENT


We consent to the inclusion in the Proxy Statement-Prospectus forming a part of the Registration Statement on Form S-4 of Princeton National Bancorp, Inc., as amended, of our independent auditors' report, dated January 27, 2005, relating to the consolidated balance sheets of Somonauk FSB Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2004, 2003 and 2002, and to the reference to our Firm under the heading of "Experts" in the Proxy Statement-Prospectus. Financial statements provided pursuant to Rule 3-05 of Regulation S-X are not financial statements of issuers. Therefore, an accounting firm does not need to be registered with the Public Company Accounting Oversight Board (PCAOB) to audit such financial statements. We are not registered with the PCAOB.

We consent to the inclusion in the Proxy Statement-Prospectus forming a part of the Registration Statement on Form S-4 of Princeton National Bancorp, Inc., as amended, of our accountants' compilation report, dated May 28, 2005, relating to the consolidated balance sheets of Somonauk FSB Bancorp, Inc., and subsidiary as of March 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows and the accompanying supplemental information, which is presented only for supplementary analysis purposes, for the three months then ended.


                                              /s/ Borhart Spellmeyer & Company

Elgin, Illinois
June 6, 2005